Exhibit 10.4

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

DATED5 MAY 2022

(1) INTERCEPT PHARMA EUROPE LTD.

- and -

(2) ADVANZ PHARMA SERVICES (UK) LIMITED

AGREEMENT

relating to

the sale and purchase of certain of

the business and assets of

INTERCEPT PHARMA EUROPE LTD.

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1
2	SALE AND PURCHASE OF BUSINESS AND ASSETS	6
3	CONSIDERATION	7
4	LIABILITIES	7
5	COMPLETION	8
6	APPORTIONMENTS	10
7	TRANSFER OF CONTRACTS	11
8	VAT AND TRANSFER TAXES	12
9	TRANSFER OF EMPLOYEES	13
10	WARRANTIES	15
11	POST-COMPLETION	17
12	PAYMENTS	18
13	CONFIDENTIALITY AND ANNOUCEMENTS	19
14	LIABILITY	19
15	ENTIRE AGREEMENT	19
16	GENERAL	19
17	NOTICES	20
18	GOVERNING LAW AND JURISDICTION	21
SCHEDULE 1 ASSETS AND EXCLUDED ASSETS		22
	Part 1 Assets	22
	Part 2 Excluded Assets	22
SCHEDULE 2 THE EMPLOYEES		23
SCHEDULE 3 THE PROPERTY		24
	Part 1 Property	24
	Part 2 Terms and conditions of the sale of the Property	24
SCHEDULE 4 CONTRACTS		25

THIS AGREEMENT is made on 5 May 2022

BETWEEN:

(1)	INTERCEPT PHARMA EUROPE LTD., a company incorporated and registered in England and Wales with number 09224395 which has its registered office at One Glass Wharf, Bristol BS2 0ZX ("Seller"); and
(2)

ADVANZ PHARMA SERVICES (UK) LIMITED, a company incorporated and registered in England and Wales with number 04678629 which has its registered office at Capital House, 85 King William Street, London EC4N 7BL ("Purchaser").

BACKGROUND:

A	The Seller owns and carries on the Business.
B	The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Business and Assets as a going concern on the terms set out in this agreement.

IT IS AGREED:

1.DEFINITIONS AND INTERPRETATION

1.1	In this agreement:

"Acquisition Documents" means this agreement and any other documents to be delivered on Completion;

"Advance Payments" means the aggregate of all payments (whether by deposit, prepayment or otherwise) made by the Seller in respect of the Business before the Transfer Time in respect of the price or cost of any contract under which any goods or services are to be provided to the Purchaser after the Transfer Time (but excluding any amount in respect of VAT paid by the Seller);

"Advance Receipts" means the aggregate of all amounts (whether by way of deposit, prepayment or otherwise) received by the Seller in respect of the Business before the Transfer Time in respect of the price or cost of any contract under which any goods are to be provided or any service is to be performed by the Purchaser after the Transfer Time (but excluding any amount in respect of output VAT for which the Seller is required to account but including accounts payable and accruals);

"Affiliate" in relation to a company, means any other company directly or indirectly controlling, controlled by or under common control with such company, and "control" for these purposes means (a) holding the majority of the voting rights or share capital of such company; or (b) otherwise having the power to direct the management and policies of such company;

"Assets" means all the assets, contracts and rights owned by or licensed to the Seller that relate exclusively to the Business;

“Assumed Liabilities” means the obligations and liabilities (other than Tax and VAT which relate to the period prior to the Transfer Time) of the Seller that properly relate to the period after the Transfer Time and which arise:

(a)	Pursuant to the Contracts or the Lease; or
(b)	Relate to the employment of any Employee

But in each case excluding any matter excluded pursuant to clause 4.3

"Business" means the management of activities related to the importing, offering for sale, commercialising, registering, holding or keeping, exporting, transporting, distributing, promoting, packaging, labelling, marketing and sale of the Product outside of the US and its territories as carried on at the Transfer Time by the Seller either directly or indirectly through one or more licensees or distributors, but excluding any other activity relating to the development or manufacture of Product or any other product or relating to the marketing and sale of the Product or any other product within the US and its territories;

"Business Claims" means all rights and claims of the Seller against any third parties or insurers arising directly or indirectly out of or in connection with the operation of the Business or in relation to any of the Assets, but excluding any such rights or claims which form part of the Excluded Assets;

"Business Day" means any day other than a Saturday or Sunday on which commercial banks are open for general business in London and New York;

"Business Equipment" all the office equipment, office furniture and office computer hardware and peripherals and other chattels located at the Property, owned by the Seller and, in each case, used exclusively in the Business at the Transfer Time, but excluding any such item which forms part of the Excluded Assets;

"Business Information" means information owned by the Seller and which relates exclusively to the Business, whether or not in written form;

"Business Records" means any books of account, records and documents of the Seller (in whatever form held) which relate exclusively to the Business, the Assets to be sold and purchased hereunder or the Employees, but excluding any such books of account, records which form part of the Excluded Assets;

"Completion" has the meaning given in the SPA;

"Completion Date" has the meaning given in the SPA;

"Consideration" has the meaning set out in clause 3;

"Contracts" means the contracts that relate exclusively to the Business, including, but not limited to, those contracts listed in schedule 4 but excluding any contracts which form part of the Excluded Assets;

"Debts" means any debts or other sums which have been invoiced by the Seller, or in respect of which the Seller is entitled to raise an invoice, at the Transfer Time which arise out of or are attributable to the carrying on of the Business;

"Employees" means those persons employed by the Seller at the Transfer Time listed in schedule 2 (and "Employee" means any one of them);

"Encumbrance" means any mortgage, charge, pledge, lien, deposit by way of security, bill of sale, option, restriction, assignment, right to acquire, right of pre-emption or any other form of right, interest, preference, security, encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;

"Excluded Assets" means all those Assets which are not listed in clause 2.1 together with all those assets, contracts and rights owned by or licensed to the Seller in relation to the Business, details of which are set out in part 2 of schedule 1;

"Excluded Employee" means any person employed by the Seller who is not an Employee;

"Excluded Liabilities" means those debts, obligations and liabilities of the Seller which are not assumed by the Purchaser;

"Goodwill" means the goodwill of the Business together with the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Seller;

"HMRC" means HM Revenue and Customs;

"IP" means:

(a)

patents, utility models, inventions, know-how, trade secrets, copyright and related rights and allied rights including moral rights, database rights and other rights in and relating to software, registered designs, unregistered design rights, trademarks and service marks, trade names, business names, company names, brand names, logos, rights in get-up, domain names and URLs, goodwill and rights to sue for passing-off (or for unfair competition) and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them, and all rights to sue for any past or present infringement of them) and renewals or extensions of such rights; and

(b)	rights having equivalent or similar effect to the above items in any jurisdiction in which the Seller conducts business;

“Licence Agreement” means the sublicence agreement to be entered into on or about the date hereof between the Seller and Mercury Pharma Group Limited pursuant to which the Seller grants certain sub licences in respect of IP to which it has licenced rights;

“Loss” or “Losses” means any and all losses (including loss in revenue or reduction in value of the Business or of any of the Assets), liabilities, actions and claims including charges, costs, damages, demands, fines, penalties, interest and all legal and other professional fees and expenses including, in each case, all related Taxes;

"Non-Property Assets" means all those Assets listed in clause 2.1 other than the Property;

"Non-Product Business IP" means IP, other than the Product IP, which is owned by the Seller whether or not used in relation to the Business at the Transfer Time;

"Option to Tax" means a valid option to tax, election to waive the exemption or real estate election in relation to the Property pursuant to schedule 10 of the VAT Act;

"Product" means Ocaliva® (a monotherapy in which obeticholic acid is the active pharmaceutical ingredient) that is commercially sold for the treatment of primary biliary cholangitis (PBC);

"Product IP" means IP in and to the Product which is owned by or licensed to the Seller;

"Property" means all and any part or parts of the leasehold property detailed in part 1 of schedule  3;

“Purchaser’s Group” means the Purchaser, its subsidiary undertakings, any parent undertaking of the Purchaser and all other subsidiary undertakings of any such parent undertaking as the case may be from time to time;

“Receivables” means all amounts owing to the Seller and/or any other member of the Seller’s Group as at Completion in connection with the Business;

"Regulations" means The Transfer of Undertakings (Protection of Employment) Regulations 2006;

"SPA" means the share sale and purchase agreement entered into between (1) Intercept Pharmaceuticals, Inc. and (2) Mercury Pharma Group Limited in relation to certain non-US subsidiaries of Intercept Pharmaceuticals, Inc. on or about the date of this agreement;

"Stock" means the stock of finished product together with britestock owned by the Seller for the purposes of the Business as at the Transfer Time;

"Tax" means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case wherever and whenever imposed and all related penalties, charges, costs and interest;

" Tax Authority" means any governmental or other authority competent to impose Taxation wherever and whenever;

"Third Party Consent" means any consent, agreement, approval, authorisation or waiver required from a third party for the assignment of any Contract to the Purchaser;

"TOGC" means the transfer of a business or part of a business as a going concern for the purposes of section 49 of the VAT Act and article 5 of the Value Added Tax (Special Provisions) Order 1995;

"Trademark Assignment Agreement" means the master trademark assignment agreement to be entered into on or around the date of this agreement between Intercept Pharmaceuticals, Inc., RXF Technologies, Inc. and Mercury Pharma Group Limited;

"Transaction Documents" shall have the meaning given to that term in the SPA

"Transfer Taxes" means any direct or indirect stamp, stamp duty, stamp duty reserve tax or other documentary, registration or transfer Taxes (including, for the avoidance of doubt, real estate transfer taxes) in the nature of tax imposed, collected or assessed by, or payable to (whether directly or indirectly), a Tax Authority in relation to the agreement to transfer or the transfer of ownership or title to property  and all penalties and interest included in or relating to any of the above, including VAT;

"Transfer Time" means immediately prior to the actual time of Completion on the Completion Date;

"VAT" means:

a)	any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or, in respect of the United Kingdom, value added tax;
b)	any other sales tax, use Tax, consumption Tax and goods and services Tax; and
c)	any other Tax of a similar nature to such Tax referred to in (a) or (b); and

"VAT Act" means the Value Added Tax Act 1994.

1.2	In this agreement (unless the context requires otherwise), any reference to:
(a)	any gender includes all genders and to the singular includes the plural (and vice versa);
(b)

a company includes any company, corporation or body corporate, or any other entity having a separate legal personality; a person includes an individual, company, partnership, unincorporated association or authority (whether or not having a separate legal personality);

(c)	legislation or a legislative provision is to that legislation or provision as in force at the date of this agreement, and any subordinate legislation made under it in force at that date;
(d)	writing or written includes any method of representing or reproducing words in a legible form; and
(e)	a clause or schedule is to a clause of or schedule to this agreement and to a part is to a part of a schedule to this agreement.
1.3	In this agreement (unless the context requires otherwise):
(a)	terms defined in the Companies Act 2006 have the same meaning when used in this agreement;
(b)	"including" or "includes" means including or includes without limitation; and
(c)

"indemnify" or "indemnifying" any person "against any loss" in connection with or arising out of any matter, fact or circumstance shall include indemnifying such person and holding such person harmless in full for and against all costs, losses, expenses and/or other liabilities incurred or suffered by it from time to time in connection with or arising out of such circumstance (including all payments, reasonable legal and other costs and expenses incurred as a consequence of or which would not have arisen but for such circumstance).

1.4	This agreement incorporates the schedule to it.
1.5	The contents list and headings are for ease of reference only and shall not affect the construction or interpretation of this agreement.

2.SALE AND PURCHASE OF BUSINESS and assets

2.1

Subject to the terms of this agreement, the Seller shall sell free from all Encumbrances and the Purchaser shall purchase the Business as a going concern and those of the Assets listed below as at and with effect from the Transfer Time:

(a)	the Goodwill;
(b)	the Property;
(c)	the Business Equipment;
(d)	the Stock;
(e)	the benefit (subject to the burden) of the Contracts;
(f)	its rights in the Business Information; and
(g)	the Non-Product Business IP
2.2	The Seller shall sell the Non-Property Assets free from all Encumbrances at and with effect from the Transfer Time.
2.3

The Seller acknowledges that the operation of the Business requires the rights to certain Product IP and has agreed to enter into the Licence Agreement and the Trademark Assignment Agreement in connection with the transfer of the Business.

2.4	The Seller covenants with the Purchaser that:
(a)	it has the right to transfer or to procure the transfer of the full legal and beneficial interest in the Non-Property Assets to the Purchaser on the terms set out in this agreement; and
(b)

it shall, subject to clause 7 below, procure that all steps and actions are taken in order to vest any of the Non-Property Assets in the Purchaser as required by the Purchaser from time to time or as otherwise may be necessary to give full effect to this agreement.

2.5	Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the sale and purchase of the Non-Property Assets.
2.6	The Property shall be sold and purchased on and subject to the terms of this agreement and the terms and conditions of sale set out in part 2 of schedule 3.
2.7	Nothing in this agreement shall operate to transfer any Excluded Asset.
2.8	Risk in the Assets shall pass to the Purchaser at the Transfer Time.
2.9

Prior to Completion the Purchaser may, by giving written notice to such effect to the Seller,  elect that the Contracts and the Stock are transferred to an Affiliate of the Purchaser provided that such Affiliate is in a VAT Group  with Mercury Group Pharma Limited.

3.CONSIDERATION

The consideration for the Business and Assets to be transferred hereunder shall be satisfied by the payment by the Purchaser to the Seller of one million US dollars ($1,000,000) ("Consideration") and paid in cash.

The Consideration shall be allocated as such basis as determined by the Purchaser, and the Parties agree to follow such allocation for all relevant Tax purposes.

4.	LIABILITIES
4.1	Seller obligations

The Seller shall:

(a)	remain responsible for the Excluded Liabilities; and
(b)	indemnify the Purchaser against any Loss which it incurs in connection with or arising out of any Excluded Liability.
4.2	Purchaser obligations

The Purchaser shall:

(a)	With effect from the Transfer Time , observe, perform, pay, discharge or satisft the Assume Liabilities on their respective due dates; and
(b)	Indemnify the Seller against any loss which it incurs in connection with or arising out of the Purchasers failure to comply with its obligations set out in clause 4.2 (a)
4.3	Obligations etc arising before the Transfer Time

Nothing in this clause 4 shall:

(a)require the Purchaser to observe, perform, pay, discharge or satisfy any debt, obligation or liability of the Seller in respect of any goods supplied or services sold to a person other than a Group Company (as defined in the SPA) by the Seller before the Transfer Time; or

(b)impose any obligation on the Purchaser for or in respect of any goods supplied to a person other than a Group Company (as defined in the SPA) by the Seller before the Transfer Time; or

(c)obligate or otherwise impose responsibility on the Purchaser for any liability in respect of:

(i)any of the Excluded Liabilities;

(ii)	any act, neglect, default or omission in respect of any of the Contracts (including contracts relating to the Property) occurring before Completion; or

(iii)

the performance of any obligation following Completion (including payment for any product delivered or any service provided) which should have been performed by the Seller and/or any other members of the Seller's Group before Completion; or

(iv)

any other liability or obligation arising in connection with the Business or the Assets (including in respect of the Assumed Employees) which is outstanding on, or is referable to any period before, Completion and the Seller shall indemnify the Purchaser and each member of the Purchaser’s Group against any Loss which it suffers or incurs in connection with or arising out of any such matters.

4.4

As soon as reasonably practicable the Seller shall, and shall procure that relevant members of the Seller’s Group shall, use all reasonable endeavours to ensure that the Purchaser’s Group’s interest in the Business is noted on those insurance policies of the Seller’s Group which relate to the Business or any of the Assets.

4.5

The Seller shall and shall procure that each member of the Seller’s Group shall continue in force on the same terms and comply with all pre-existing insurance cover in respect of the Business or the Assets maintained by them up to and including the Transfer Time.

4.6

If any insured event occurs before the Transfer Time in relation to the Business or the Assets, the Seller shall use all reasonable endeavours to ensure that recovery is made under the relevant policy before the Transfer Time and that the proceeds are applied in restoring or replacing insured assets or are otherwise transferred to the Purchaser.

4.7

With effect from the Transfer Time, all insurance cover previously maintained by the Seller’s Group in respect of the Business or the Assets shall cease, save in respect of insured events occurring before the Transfer Time and on the basis that the Seller shall use all reasonable endeavours to ensure that recovery is made on behalf of the Purchaser’s Group in respect of such events and that the proceeds  (net of any Tax that is payable by the Seller Group on such proceeds)  are transferred to the Purchaser within five Business Days of their receipt.

4.8	The undertakings contained in Clauses 4.4 to 4.7 (inclusive) are given to the Purchaser and each other member of the Purchaser’s Group.
5.	COMPLETION
5.1	This agreement is conditional in all respects on Completion taking place. Notwithstanding any other provision in it, this agreement shall not take effect (and no term in it shall have effect) until

Completion takes place.  On and with effect from Completion, this agreement shall have full effect in accordance with its terms.  In the event that:

(a)	prior to Completion, the SPA is terminated or otherwise ceases to have effect (whether pursuant to its terms, by agreement of the parties to it or otherwise) (each a "Termination") or
(b)	Completion has not taken place on or prior to the Longstop Date (as defined in the SPA); on and with effect from the first to occur of:
(i)	the Longstop Date; and
(ii)	the date of such Termination,

this agreement shall automatically terminate and it shall have no effect (as if void when first entered into).  On and after automatic termination of this agreement, no party to it shall have any liability to any other party to it pursuant to its terms and/or in respect of a breach of it, whether actual or contingent and whether in relation to the actual time of termination or the period prior to or following termination.

5.2

Completion of the sale and purchase of the Business and Assets (except for the Property) shall take place conditional upon but with effect immediately prior to Completion.  On Completion, the Seller shall deliver to the Purchaser:

(a)	all the Assets (and all the assets which are leased or hired under the terms of any Contract) and which are capable of passing by delivery;
(b)	the Business Records;
(c)	the Licence Agreement duly executed by the Seller; and
(d)	the title deeds and documents relating to the Property.
5.3	On Completion the Purchaser shall:
(a)	Deliver to the Seller the Licence Agreement duly executed by Mercury Pharma Group Limited: and
(b)	Pay the Consideration to the Seller (to such account as shall be notified to the Purchaser no later than 3 Business Days prior to Completion)
5.4	Completion of the sale and purchase of the Property shall take place in accordance with part 2 of schedule 3.
5.5

The Seller undertakes to the Purchaser that it shall procure that, on Completion, each of the Group Companies (as defined in the SPA) holds an amount of Stock which is sufficient to provide 12 months of supply based on the Seller’s reasonable assumptions and the forecasts contained in document 2.2.1 in the Data Room (as defined in the SPA).

6.APPORTIONMENTS

6.1	Periodical outgoings

Where any periodical outgoings arising from or attributable to the carrying on of the Business and/or the ownership, occupation and/or use of the Assets (except for the Property) relate to the period both before and after the Transfer Time, they shall be apportioned in accordance with clause 6.3.  (Periodical outgoings include rents, rent charges, service charges, rates, insurance premiums, gas, water, electricity and telephone charges, royalties, salaries, wages and other emoluments and all contributions for which the Seller or Purchaser is liable as an employer in respect of any Employee under any contractual or statutory obligation (including holiday pay, holiday entitlement, tax, national insurance contributions and contributions to retirement benefit schemes).)

6.2	Periodical receivables

Subject to clause 9, all rents, royalties and other periodical receivables attributable to the carrying on of the Business and/or the ownership, occupation and/or use by the Seller of the Assets (except for the Property) before the Transfer Time shall belong and be payable to the Seller and, as from the Transfer Time, shall belong and be payable to the Purchaser.  Where such receivables relate to the period both before and after the Transfer Time, they shall be apportioned in accordance with clause 6.3.

6.3	Apportionment

The outgoings and receivables under clauses 6.1 and 6.2 shall, if necessary, be apportioned as follows:

(a)	those which are referable to volume of use shall as far as practicable be apportioned according to the volume used; and
(b)	all others shall be apportioned on a time basis.

All expenditure and outgoings in respect of the Business or the Assets and all payments (excluding any amounts in respect of VAT) received in respect of the Business or the Assets which, in each case, cover a period both before and after the Completion Date will be apportioned so that the part of the relevant expenditure or payment that is attributable to a period up to and including the Completion Date will be borne by, or be for the benefit of, the Seller and the part of the relevant expenditure or payment that is attributable to the period after the Completion Date will be borne by, or be for the benefit of, the Purchaser.  Where a payment received in respect of the Business or the Assets falls to be apportioned under this paragraph, the VAT received in respect of that payment shall be apportioned to the party that has to account (or whose representative member, where there is a VAT group, has to account) for such VAT.

Any claim for apportionment and payment shall be made by the Seller or the Purchaser, as the case may be, by notice in writing to the other supported by copy documents evidencing the amount of the same and the calculation of the apportionment.  All sums due will be paid within 10 Business Days of receipt of such notice of apportionment.  If any dispute shall arise between the Seller and the Purchaser as to the amount of any apportionment, such dispute may be referred at the request of either the Seller or the Purchaser for determination by the Expert (as defined in the SPA) in accordance with part 2 of schedule 5 of the SPA mutatis mutandis.

6.4	Property

In relation to the Property only, this clause 5.5 shall apply to the Property as if each occurrence of the words "Transfer Time" were to the words "Assignment Completion Date".

7.TRANSFER OF CONTRACTS

7.1	This agreement constitutes an assignment to the Purchaser of the benefit of each Contract:

(a)which can be assigned by the Seller without any Third Party Consent; and

(b)	which cannot be so assigned, but in respect of which such Third Party Consent has been obtained at or before the Transfer Time,

in each case, with effect from the Transfer Time.

7.2

Insofar as the benefit of any of the Contracts cannot effectively be transferred to the Purchaser except by way of novation or with a Third Party Consent to an assignment and such Third Party Consent has not been obtained at or before the Transfer Time:

(a)	this agreement shall not constitute an assignment or an attempted assignment of such Contract;
(b)	the Seller shall use all reasonable endeavours to procure that such Contracts are novated or to obtain such Third Party Consent as soon as practicable after the Transfer Time; and
(c)	upon any such Third Party Consent being obtained, this agreement shall constitute an assignment of the benefit (subject to the burden) of the Contract to which the Third Party Consent relates.
7.3

Until each Contract to which clause 7.2 relates has been novated or assigned to the Purchaser or, if earlier, has terminated on the expiry of its term, or otherwise been terminated by the relevant counterparty:

(a)	the Seller shall:
(i)	continue to use all reasonable endeavours to obtain that Third Party Consent as soon as possible;
(ii)

hold the benefit of such Contract on trust for the Purchaser absolutely and shall, as soon as practicable after receipt, account for and pay or otherwise transfer to the Purchaser any monies, goods or other benefits received by the Seller in respect of the Contract without any deduction or set-off;

(iii)

(so far as it lawfully may) act (without unreasonable delay) in accordance with the reasonable directions of the Purchaser (but at the Purchaser's expense) to provide for the Purchaser the benefits under the Contract; and

(iv)	at the Purchaser's request and expense, enforce any and all of its rights under the Contract without unreasonable delay; and

(b)

the Purchaser shall, at its own expense, perform and observe all the obligations of the Seller under the Contract to be discharged after the Transfer Time (except when, but only to the extent that, any such obligations are Excluded Liabilities).

7.4

In the event that any Contract to which clause 7.3 relates (other than any contract listed in Schedule 4) has not been novated or assigned to the Purchaser within six months of Completion and has not otherwise terminated, the Seller shall be entitled on giving not less than one months’ notice to the Purchaser to give notice of termination of such Contract.

8.VAT and transfer taxes

8.1

The consideration for any supply for VAT purposes made or deemed to be made under this agreement, including any non-monetary consideration shall be exclusive of any applicable VAT and/or Transfer Taxes. The party receiving the supply in question shall pay to the party making that supply (in addition to the consideration) all VAT for which the party making the supply is required to account in relation to that supply.

8.2

The parties believe that the sale of the Assets will be a TOGC, and they shall use their reasonable endeavours to procure that such sale is so treated by HMRC.  This obligation shall not require the Seller to make any appeal against any determination of HMRC that the sale does not amount to a TOGC. As soon as reasonably practicable following signature of this agreement the Seller shall, in conjunction with its third party advisers, prepare for delivery to the Purchaser reasonably detailed analysis with respect to a TOGC and shall liaise with the Purchaser to agree the scope of such information with the intent that such file will include the relevant information in reasonable detail to be provided to any Tax Authority in support of a TOGC.

8.3

If it is determined that the sale of any of the Assets under this agreement does not constitute a TOGC, or part of a TOGC, then the VAT chargeable by the Seller to the Purchaser shall be paid within ten Business Days of the receipt by the Purchaser of a valid VAT invoice and a copy of the confirmation from HMRC (such documentation to be delivered by the Seller as soon as possible after receipt from HMRC).

8.4	The Seller warrants to the Purchaser that it is registered for UK VAT purposes under the VAT Act.
8.5	The Purchaser warrants and undertakes to the Seller that:
(a)	it is and will at Completion be registered for UK VAT purposes as a member of a VAT group with Mercury Pharma Group Limited;
(b)	it intends and will at Completion intend to continue the Business as a going concern (using the Product IP for the purposes of such Business);
(c)	it is not buying the Assets as a nominee of any other person;
(d)

it will prior to the Completion Date make and properly notify to HMRC a valid Option to Tax (and will provide evidence of the same to the Seller prior to Completion) and will not revoke such Option to Tax; and

(e)

article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 (as amended) does not apply to the Purchaser in relation to the purchase of the Property, and the Purchaser gives notice to the Seller to such effect, and acknowledges that, if it is in breach of any such warranties and undertakings, VAT may be payable in relation to the Consideration.

9.Transfer of Employees

The Purchaser acknowledges that, pursuant to the Regulations, at the Transfer Time it will become the employer of the Employees, but not the Excluded Employees.  The contracts of employment of the Employees shall transfer automatically to the Purchaser and will have effect as if originally made between the Purchaser and the Employees.

9.1	Employee liabilities

All liabilities in relation to salaries, wages and other emoluments, holiday entitlement and all contributions for which the Seller or the Purchaser is liable as an employer in respect of any Employee under any contractual or statutory obligation shall be borne in accordance with clause 4, and all necessary apportionments shall be made in accordance with clause 5.5.

9.2	Seller indemnity

The Seller shall indemnify the Purchaser against any Loss which the Purchaser incurs in connection with or arising out of:

(a)	the employment before the Transfer Time and the termination by the Seller of the employment of any of the Employees or the Excluded Employees before the Transfer Time;
(b)	anything done or omitted to be done by the Seller, or any other event or occurrence, in respect of any of the Employees or the Excluded Employees, in either case at any time before the Transfer Time;
(c)	any breach of the Regulations; and
(d)

the Seller not complying in full with its obligations (including its obligations to inform and consult under relevant applicable laws) with representatives of any Employees and/or the Excluded Employees,

provided that such Loss is not incurred as a result of any act or omission of the Purchaser, including failure by the Purchaser to comply with its obligations under Regulation 13(4) of the Regulations, and provided that the Purchaser shall give credit for any sums it is able to recover in respect of such loss under the terms of an employer’s liability policy transferring by operation of law from the Seller to the Purchaser.

9.3	If any collective or recognition agreement shall have effect after Completion as if originally made with the Purchaser, the Seller shall indemnify and hold the Purchaser harmless from and against all

Losses suffered or incurred by it arising in connection with such collective or recognition agreement (including in respect of its termination by the Purchaser).

The Seller and the Purchaser shall work together in good faith properly and efficiently to administer for Tax purposes the transfer of the Employees pursuant to this Agreement (including informing and corresponding with the appropriate Taxation Authority).

9.4	Excluded Employees

If, within six months of the Transfer Time, any contract of employment of an Excluded Employee is deemed or alleged to have been effected between such Excluded Employee and the Purchaser as a result of the provisions of the Regulations:

(a)

the Purchaser shall, within 10 Business Days of becoming aware of the application or alleged application of the Regulations to any such contract, notify the Seller in writing that such employment contract is deemed or alleged to have effect as if originally made between such Excluded Employee and the Purchaser;

(b)

no earlier than 10 Business Days and no later than 20 Business Days after compliance with its obligations under clause 9.4(a), the Purchaser may terminate any such Excluded Employee's employment by giving lawful notice and following any applicable statutory and/or contractual dismissal procedure; and

(c)

provided that the Purchaser has complied with its obligations under clause 9.4(a), the Seller shall indemnify the Purchaser against any loss which the Purchaser incurs in connection with or arising out of:

(i)	the termination of such Excluded Employee's employment in accordance with clause 9.4(b); and
(ii)

in relation to any Excluded Employee whose employment is terminated in accordance with clause 9.4(b), salary payable in respect of such Excluded Employee's employment from the Transfer Time to the date of such termination.

9.5	Purchaser indemnity

The Purchaser shall indemnify the Seller against any Loss which the Seller incurs in connection with or arising out of:

(a)	any actual or proposed substantial change by the Purchaser to any of the Employees' working conditions to the material detriment of such Employee;
(b)

anything done or omitted to be done by the Purchaser, or any other event or occurrence, in relation to the employment of any of the Employees or the Excluded Employees, in either case at any time on or after the Transfer Time; and

(c)	any breach by the Purchaser of its obligations under Regulation 13(4) of the Regulations,

provided in each case that such Loss is not incurred as a result of any act or omission of the Seller.

9.6	Claims handling

Where any Employee Claim is made against a party to this agreement in respect of which one party ("Indemnifying Party") is liable to indemnify the other ("Indemnified Party"), the Indemnified Party shall:

(a)	take such steps and provide at the Indemnifying Party's expense such reasonable assistance as the Indemnifying Party may reasonably require in relation to such Employee Claim;
(b)

preserve and not waive legal professional privilege or any other privilege attaching to any of the records, documents or other information in relation to such Employee Claim without the prior consent of the Indemnifying Party;

(c)	not make any admission of liability in relation to such Employee Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and
(d)	not enter into any binding agreement or arrangement to settle such Employee Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

For the purposes of this clause 9, "Employee Claim" means any action, cost, claim, demand, expense or other liability in respect of a claim brought by an Employee, an employee of the Seller or a former employee of the Seller which the Indemnifying Party may become liable to indemnify the Indemnified Party in accordance with clause 4.1.

10.WARRANITES

10.1	The Seller warrants to the Purchaser that:
(a)

it has the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

(b)

this agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it and will be enforceable in accordance with their respective terms (assuming that each such

Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised);

(c)	the entry into and performance of its obligations under this agreement and each other Acquisition Document will not:
(i)	conflict with or breach any provision of its constitutional documents;
(ii)	breach any agreement or instrument to which it is a party or by which it is bound and which is material in the context of the Acquisition;
(iii)	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits which is material in the context of the Acquisition; or
(iv)	require the consent, approval or authorisation of any Authority; and
(d)	the Seller is the sole legal and beneficial owner of each of the Non-Property Assets; and
(e)

the Assets are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Assets and no claim has been made by any person to be entitled to any such Encumbrance.

10.2

All disclosures made in or by virtue of the Disclosure Letter (as defined in the SPA) shall have effect in relation to each of the warranties in clause 10.1 to which they appear to be reasonably relevant and if, but only to the extent that, any such disclosures meet the standard of Disclosed (as defined in the SPA).

10.3	The Purchaser warrants to the Seller that:
(a)

it has the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

(b)

this agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it and will be enforceable in accordance with their respective terms (assuming that each such

Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised); and

(c)	the entry into and performance of its obligations under this agreement and each other Acquisition Document will not:
(i)	conflict with or breach any provision of its constitutional documents;
(ii)	breach any agreement or instrument to which it is a party or by which it is bound and which is material in the context of the Acquisition;
(iii)	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits which is material in the context of the Acquisition; or
(iv)	require the consent, approval or authorisation of any Authority.

11.POST-COMPLETION

11.1	Following Completion, the Purchaser shall be entitled to give notice:
(a)

to all or any past and present customers, suppliers and other business contacts of the Business informing them of the sale of the Business and introducing the Purchaser as the Seller's successor in relation to the Business; and

(b)	of the assignment of each Contract assigned pursuant to clauses 7.1 and 7.2(c) to the person with whom the Seller has entered into such Contract;

in the names of both the Purchaser and the Seller, and the Seller authorises the Purchaser to give each such notice on its behalf.

11.2

The Seller shall procure that all monies belonging to the Purchaser (or apportioned to it under this agreement), orders, enquiries, notices, correspondence and any other communications or items relating to the Business that are received by the any member of the Seller’s Group on or after Completion shall be passed to the Purchaser promptly.

11.3	In the event that following Completion the Purchaser or any Group Company receives any payment in respect of any Debt it shall procure that such monies shall be passed to the Seller promptly.
11.4

Without prejudice to any other rights or remedies of the Purchaser under this Agreement and subject to clause 7, if any Non-Property Asset (including any contract that relates exclusively to the Business but is in the name of a member of the Seller Group other than the Seller)  has not been vested in the Purchaser or another member of the Purchaser’s Group by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Purchaser may give written notice of this to the Seller.  If such notice is given:

(a)the Seller shall, as soon as practicable at its own cost, transfer or procure the transfer of such Non-Property Asset to the Purchaser for no consideration;

(b)each Party shall provide such assistance to the other Party as is reasonably requested for the purposes of this clause 11.4; and

(c)the Seller shall indemnify and hold the Purchaser and each other member of the Purchaser’s Group harmless from and against any and all Losses suffered or incurred by it:

(i)	in relation to any such transfer; or
(ii)

as a result of not holding any such Non-Property Asset for the period from Completion until the date on which it is transferred to the Purchaser or at the Purchaser’s direction under this clause 11.4; and

(d)the provisions of this Agreement and, in particular, the Warranties shall extend to such Non-Property Asset.

11.5

If any Excluded Asset has been vested in the Purchaser by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Seller may give written notice of this to the Purchaser at any time in the period of two years following the Completion Date.  If such notice is given:

(e)	the Purchaser shall, as soon as practicable at its own cost and so far as it is able, transfer or procure the transfer of such Excluded Assets to the Seller for no consideration;
(f)	each Party shall provide such assistance to the other Party as is reasonably requested for the purposes of this clause 11.5; and
(g)	the Seller shall indemnify and hold the Purchaser and each other member of the Purchaser’s Group harmless from and against any and all Losses suffered or incurred by it:
(i)	in relation to such transfer; or
(ii)	as a result of holding such Excluded Asset for the period from Completion until the date on which it is transferred to the Seller or at the Seller’s direction under this clause 11.5
11.6

For the period of six years from the Completion Date, (on giving reasonable notice to the Seller) the Purchaser and its agents shall be entitled during normal business hours to have access to, and to reasonably request copies of (at the Purchaser's own expense), any Business Information, any books of account, records (including the VAT records), documents and information of the Seller (in whatever form) exclusively relating to all or any part of the Business, the Assets or the Employees.

11.7

For the period of six years from the Completion Date, (on giving reasonable notice to the Purchaser) the Seller and its agents shall be entitled during normal business hours to have access to, and reasonably request copies of (at the Seller's own expense), any of the Business Records.

12.PAYMENTS

When, but only to the extent that, any payment pursuant to any indemnity or covenant to pay in this agreement is subject to a deduction or withholding required by law in respect of Tax or to a charge to Tax in the hands of the payee, the payer shall simultaneously pay to the payee such additional amount as is required for the aggregate of (a) the net amount received by the payee and (b) any Tax credit, repayment or benefit received or receivable by the payee in respect of such payment to equal the full amount due before the required deduction or withholding or charge to Tax.

13.CONFIDENTIALITY AND ANNOUNCEMENTS

Clause 13 of the SPA (confidentiality and announcements) shall apply and be incorporated into this agreement as if set out in full in this agreement (with references to "this agreement" in them being treated as references to this agreement).

14.LIABILITY

The Purchaser acknowledges and agrees that the SPA sets forth a total liability cap in clause 10.1 (financial cap) among the Seller (as defined therein) and all members of the Seller Group (as defined therein) across all Acquisition Documents (as defined therein).  Notwithstanding anything herein, in no event shall the total liability of the Seller in this agreement exceed the remaining total liability cap as of the date of such claim.  The “remaining total liability cap” shall be the total liability cap reduced by the aggregate amount of claims paid or pending payment from the Seller (as defined therein) and all members of the Seller Group (as defined therein) among all Acquisition Documents (as defined therein).

15.ENTIRE AGREEMENT

15.1

The Acquisition Documents constitute the entire agreement and understanding between the parties in respect of the transactions contemplated by the Acquisition Documents.  They supersede and extinguish all previous agreements, arrangements and understandings between the parties, and any representations and/or warranties previously given by either party in connection with such transactions.

15.2

Each party acknowledges that it has not relied on, or been induced to enter into any Acquisition Document by any representation or warranty given by any person (whether a party to this agreement or not) that is not incorporated in any Acquisition Document.

15.3	No party shall be liable in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way for any representation or warranty that is not incorporated in any Acquisition Document.
15.4	No party shall be liable in tort or under the Misrepresentation Act 1967 for any representation or warranty that is incorporated in any Acquisition Document.
15.5	This clause 15 shall not exclude or limit any liability arising as a result of any fraud.

16.GENERAL

16.1

No party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement without the prior written consent of the other party.  This agreement shall be binding on and continue for the benefit of the successors and assignees of each party.

16.2

A person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

16.3

Each party shall from time to time, so far as it is reasonably able, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the other party may reasonably request to give effect to this agreement.

16.4	Each provision of this agreement (other than any obligation which is fully performed at Completion) shall remain in full force and effect after Completion.
16.5

If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of this agreement.

16.6	No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each party.
16.7

No right or remedy under or in respect of this agreement shall be precluded, waived or impaired by: any failure to exercise or delay in exercising it; any single or partial exercise of it; any earlier waiver of it, whether in whole or in part; or any failure to exercise, delay in exercising, single or partial exercise of or earlier waiver of any other such right or remedy.

16.8

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement.

17.NOTICES

17.1	Interpretation

In this clause 17 any reference to a time is to the local time in the place at or to which the Notice is delivered or sent.

17.2	Form and method of giving Notice

Any notice or other communication to be given or made under or in connection with this agreement ("Notice") shall be in writing in English, sent to the relevant party at the postal or email address and for the attention of the person specified in clause 17.3, and may be delivered:

(a)	by hand or by courier (using an internationally recognised courier company);
(b)	by prepaid recorded delivery post or equivalent if the Notice is to be received in the same country from which it is sent; or
(c)

by email, provided that the sender must deliver a copy of such Notice to the recipient otherwise than by email by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been given in accordance with clause 17.4(b).  Failure by the sender to deliver such copy Notice to the recipient shall not invalidate the original Notice or delay the time such Notice is deemed given under clause 17.4(b).

17.3	Contact details for Notices

The postal and email addresses and relevant contacts of the parties for the purposes of clause 17.2 are:

Seller: Intercept Pharmaceuticals Inc.

For the attention of: The General Counsel

Address: 305 Madison Avenue, Morristown, NJ 07960, USA

Email: [***]

Purchaser: ADVANZ Pharma Services (UK) Limited

For the attention of: The General Counsel

Address: Capital House, 85 King William Street, London, EC4N 7BL

Email: [***]

with a copy by email to [***]

or, in each case, such other postal or email address or contact in the UK as a party may notify to the other for this purpose in accordance with this clause 17. Notice of any change shall be effective five Business Days after the date on which it is deemed to have been given in accordance with this clause 17, or such later date as may be specified in the Notice.

17.4	Time Notice is given

Any Notice which has been delivered in accordance with clause 17.2 shall be deemed to have been given:

(a)	if delivered by hand, by courier or by post, at the time of delivery; or
(b)	if sent by email, at the time the email is sent, provided that no automated message is received stating that the email has not been delivered.

However if any Notice would be deemed to have been given after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been given at 9.00 am on the second of such Business Days.

18.GOVERNING LAW AND JURISDICTION

18.1

This agreement and any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim) is governed by and shall be construed in accordance with English law.

18.2

Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim).

Schedule 1 ASSETS AND EXCLUDED ASSETS

Part 1 Assets

1.Goodwill.

2.Property.

3.Business Equipment.

4.Stock

5.Benefit (subject to the burden) of the Contracts.

6.Rights in the Business Information.

7.Business Records.

8.The Non-Product Business IP.

Part 2 Excluded Assets

1.	The statutory books of the Seller.
2.	The Debts.
3.	The Product IP.
4.	The Business Claims.
5.	The VAT records relating to the Business and the Assets.
6.	The cash in hand and at bank owned by the Seller at the Transfer Time.
7.	Any contracts, arrangements, commitments, licences, permissions or rights into by or on behalf of the Seller other than the Contracts.
8.	Any stock in trade, unfinished goods, raw materials, consumables and work in progress owned by the Seller for the purposes of the Business as at the Transfer Time.
9.

All and any information which does not relate to the Business, whether such information is oral, in writing, electronic or other form, whether tangible or otherwise, and all and any information which has been or may be derived or obtained from any such information.

10.	All the books of account, records, documents and information of the Seller (in whatever form held) which do not relate to the Business, the Assets or the Employees.
11.	All bank accounts operated or used by the Seller in relation to the Business.
12.

Any right to any repayment of any Tax paid by the Seller from HMRC attributable to the carrying on of the Business and/or the ownership, occupation and/or use of the Assets by the Seller before, on or after the Transfer Time.

13.	Any other asset which is not an Asset listed in clause 2.1.

Schedule 2 THE EMPLOYEES

[***]

Schedule 3 THE PROPERTY

Part 1 Property

[***]

Part 2 Terms and conditions of the sale of the Property

[***]

Schedule 4 CONTRACTS

[***]

Signed by __Rocco Venezia_________ for and on	)
behalf of INTERCEPT PHARMA EUROPE	)		/s/ Rocco Venezia
LTD.:		Signature
Director/authorised
signatory

Signed by ____Andreas Stickler______ for and on	)
behalf of ADVANZ PHARMA SERVICES	)		/s/ Andreas Stickler
(UK) LIMITED:		Signature
Director/authorised
signatory